Exhibit 99.1

Barnes Group Inc.

123 Main Street

Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. ENTERS INTO
$100 MILLION PRIVATE DEBT PLACEMENT

BRISTOL, Conn., October 15, 2014 — Barnes Group Inc. (NYSE: B), an international industrial and aerospace manufacturer and service provider, today announced that it has entered into a Note Purchase Agreement to sell $100 million of 3.97% fixed-rate, senior unsecured notes due October 2024. Barnes Group expects to complete the funding of the transaction and issue the notes on October 17, 2014.

"This private placement creates capacity under the existing credit facility to support our growth strategy, provides long-term debt financing at favorable rates and diversifies our funding profile," said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer of Barnes Group.

About Barnes Group

Founded in 1857, Barnes Group Inc. (NYSE: B) is an international industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The products and services provided by Barnes Group are used in far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group’s approximately 4,300 dedicated employees, at more than 60 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "strategy," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; potential strikes or work stoppages; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in international operations and markets; the impact of intense competition; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update our forward-looking statements.

Contact:

Barnes Group Inc.

William Pitts

Director, Investor Relations

860.583.7070

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